Exhibit 10.2

PROMISSORY NOTE

$1,363,818.45	New York, New York
May 28, 2009

For value received, Counsel RB Capital LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of Greystone & Co. Holdings LLC, a Delaware limited liability company (“Lender”), the principal amount of One Million Three Hundred Sixty Three Thousand Eight Hundred and Eighteen and 54/100 Dollars (US$1,363,818.45), plus interest.

1.           Interest.  Simple interest on the unpaid principal balance will accrue at the rate of 6% per annum, calculated on the basis of a 365-day year.

2.           Maturity Date.  All outstanding principal and all accrued interest will be due and payable, if not sooner paid, on May 28, 2010.

3.           Payments and Prepayments.  All amounts payable by Borrower to Lender hereunder will be paid to Lender at 152 W. 57th St., 60th Floor, New York, NY 10019 (or at such other address as Lender may from time to time designate in writing) in immediately available funds.  Borrower may prepay this Promissory Note in whole or in part at any time without penalty.  Prepayments will be first applied to any and all accrued and unpaid interest and then to principal.

4.           Defaults.  Borrower will be in default under this Promissory Note if any one or more of the following events occur and is continuing (each, a “Default”):

(a)           Borrower fails to pay any amount of principal, interest, fees or other sums when due under this Promissory Note;

(b)           Borrower becomes insolvent, or generally fails to pay, or is generally unable to pay, or admits in writing its inability to pay, its debts as they become due or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for Borrower, or a substantial part of its property, or makes a general assignment for the benefit of its creditors;

(c)           Borrower commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding;

(d)           any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against Borrower and remains unstayed or undismissed for 60 days; or

(e)           a trustee, receiver, or other custodian is appointed for Borrower or a substantial part of Borrower’s property.

5.           Default; Remedies.  Upon Default the unpaid principal balance of this Promissory Note and all accrued but unpaid interest will immediately be due and payable in full at the applicable rate specified above to the date of default and after that date at a “default rate” which shall be six (6) percentage points higher than the rate specified above which would otherwise be applicable before default, without protest, presentment, demand, or further notice of any kind to Borrower, all of which are expressly waived by Borrower, and Lender may proceed to protect and enforce its rights under this Promissory Note by exercising any remedies as are available to Lender.

6.           Miscellaneous.

(a)           Time is of the essence under this Promissory Note.  The rights, powers and remedies of Lender provided in this Promissory Note are cumulative and concurrent, may be pursued singly, successively, or together at the sole discretion of Lender and may be exercised as often as occasion for their exercise shall occur, and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of it.   Lender’s failure to exercise its option to accelerate the indebtedness evidenced by this Promissory Note shall not constitute a waiver of the right to exercise that option at any other time so long as that event of default under this Promissory Note remains outstanding and uncured, or to exercise it upon the occurrence of another default.  Lender shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies under this Promissory Note unless the waiver is in writing and signed by Lender, and then only to the extent specifically set forth in the writing.  A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

(b)           Nothing contained in this Promissory Note will be deemed to establish or require the payment of a rate of interest in excess of the rate that may legally be charged under applicable law (“Maximum Rate”).  In the event that the payment of a rate of interest exceeds the Maximum Rate, the rate of interest to be paid hereunder will be automatically reduced to the Maximum Rate and so much of any interest reserved, charged or taken as would cause the same to exceed the Maximum Rate will be deemed automatically credited against outstanding principal evidenced hereby.

(c)           Borrower shall promptly pay all costs and expenses, including reasonable attorneys’ fees, which Lender incurs in connection with the enforcement of this Promissory Note following any Default.  In such case Lender may also recover all costs of suit and other expenses in connection with it, together with interest or any judgment obtained by Lender at the default rate (defined above) from and after the date of any execution, judicial or foreclosure sale until actual payment is made to Lender of the full amount due Lender.

(d)           This Promissory Note may be amended, modified or supplemented only by an agreement in writing signed by Borrower and Lender.

(e)           This Promissory Note may not be assigned or transferred by Borrower by assignment, operation of law, change of control or otherwise.   This Promissory Note may be assigned or transferred by Lender by assignment, operation of law, change of control or otherwise, provided that any assignee or transferee will be subject to any set-off, claim, reduction or diminution of any obligation, or defense of any kind or nature which Borrower has or may have against Lender.

(f)           This Promissory Note will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.  Exclusive venue for any action arising out of or related to this Promissory Note will be in state or federal court located in the County of New York, New York, and each party consents to the jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum.

(g)           BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY.  BORROWER KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.

Counsel RB Capital LLC

By:
Name: Jonathan Reich
Title: Co-CEO